EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 14, 2017, with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting included in the Annual Report of iPass Inc. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said reports in the Registration Statements of iPass Inc. on Forms S-8 (File No. 333-107315; File No. 333-118295; File No. 333-130064; File No. 333-131879; File No. 333-165683; File No. 333-172603; File No. 333-179972; File No. 333-187312; File No. 333-194487; File No. 333-202755; and File No. 333-210121).

/s/ Grant Thornton LLP

San Francisco, California
March 14, 2017